SCHEDULE A

Advisory Fee Schedule

Fund	Annual Advisory Fee
Brown Advisory Growth Equity Fund	0.60%
Brown Advisory Value Equity Fund	0.60%
Brown Advisory Flexible Equity Fund	0.60%
Brown Advisory Small-Cap Growth Fund	0.85%
Brown Advisory Small-Cap Fundamental Value Fund	0.85%
Brown Advisory Opportunity Fund	0.85%
Brown Advisory Maryland Bond Fund	0.30%
Brown Advisory Intermediate Income Fund	0.30%
Brown Advisory Tactical Bond Fund	0.60%
Brown Advisory Equity Income Fund	0.60%
Brown Advisory Tax-Exempt Bond Fund	0.30%
Brown Advisory Sustainable Growth Fund	0.60%
Brown Advisory Emerging Markets Fund	0.90%
Brown Advisory Strategic European Equity Fund	0.90%

As approved by the Board of Trustees:  September 6, 2013.

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